EXHIBIT 99.1


        MILACRON
MANUFACTURING TECHNOLOGIES                                        NEWS RELEASE


FOR IMMEDIATE RELEASE
CONTACT: AL BEAUPRE  (513) 487-5918


                  MILACRON TO LAUNCH A STOCK RIGHTS OFFERING

CINCINNATI, OHIO, June 9, 2004...Milacron Inc. (NYSE: MZ) said its board of directors has approved a stock rights offering in which holders of Milacron common stock will be granted the opportunity to purchase a limited number of new shares at a set offering price of $2.00 per share. At its annual meeting of shareholders earlier today, the company received the shareholder approvals required to complete its recent refinancing transactions (see separate release), enabling the rights offering.

Within a matter of weeks, the company plans to submit a registration statement for the offering to the Securities and Exchange Commission (SEC). Once the registration statement clears SEC review, Milacron's board of directors intends to set a record date in the future, and shareholders will be entitled to purchase 0.452 shares for each share of Milacron common stock that they own on the record date at the $2.00 per-share price. Common shares received upon conversion of the company's newly issued 6% Series B convertible preferred stock are not eligible for participation in the rights offering.

Full subscription would result in the issuance of up to 16 million new common shares. The company intends to use the net proceeds from the offering to redeem a portion of its Series B convertible preferred stock.

This press release does not constitute an offer of any securities for sale.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company's most recent Form 10-Q on file with the Securities and Exchange Commission.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with 3,500 employees and major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).

CONTACT: Milacron Inc. Al Beaupre, 513-487-5918

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 MILACRON INC. - 2090 FLORENCE AVE. - CINCINNATI, OHIO 45206 - 513.487.5000 -
                               WWW.MILACRON.COM